Exhibit 10.18

ABN AMRO engagement letter dated March 7, 1996 as amended January 16, 1998


Chicago Dearborn Company
One First National Plaza, Suite 3350
Chicago, IL 60603

March 7,1996



Mr. Werner E. Neuman
President
Corcom, Inc.
844 East Rockland Road
Libertyville, IL 60048-3375

Dear Mr. Neuman:

The Chicago Dearborn Company ("Chicago Dearborn") is pleased to set forth the terms of this engagement letter agreement (the "Agreement") relating to its retention for financial advisory services by Corcom, Inc. ("Corcom").

1.	Description of Engagement. Chicago Dearborn agrees to act as the exclusive financial advisor and agent for Corcom to provide financial advisory and investment banking services in connection with a financial evaluation of Corcom and a review of financial and strategic alternatives.

The terms of this Agreement shall extend from the date of this letter for a period of twelve months thereafter, and may be extended on a quarter-to-quarter basis by mutual written consent of the parties hereto, hereinafter referred to as the "Term".

2.	Services to be Provided. In connection with its financial evaluation of Corcom, a review of financial and strategic alternatives and a Transaction, as defined herein, Chicago Dearborn will, or will stand ready to:

Review the businesses, operations and assets of Corcom; Analyze the historical and projected financial performance of Corcom;

Prepare an information package describing the business and prospects of Corcom;

Formulate a strategy for discussions and negotiations with potential partners;

Compile a list of potential partners and, at Corcom's request, contact potential partners to present the opportunity and distribute the information package;

Coordinate and assist in due diligence meetings with potential partners;

Assist in the negotiations and execution of a definitive purchase agreement pursuant to a Transaction, as defined herein

Render an opinion to the Board of Directors of Corcom, if requested, as to the fairness of any Transaction, as defined herein, to the shareholders of Corcom from a financial point of view; and

Provide, as deemed appropriate by Chicago Dearborn, additional financial advisory services related to a Transaction, as defined herein.

3.	Compensation. In consideration of Chicago Dearborn providing, or standing ready to provide, the financial advisory services described in paragraph 2 above, Corcom agrees to pay to Chicago Dearborn the following:

a)	a non-refundable Retainer of $25,000 per quarter, due and payable in advance, with the first quarter payable upon signing of this Agreement, and with such Retainer to be credited against any Financial Advisory Fee payable pursuant to paragraph 3b below, and

b)	in the event there is a transaction or series of transactions
("Transaction") whereby, directly or indirectly, control or a material interest in the stock or assets of Corcom is transferred for consideration, including, without limitation, by means of a merger, consolidation, sale of assets, sale of stock, stock or rights offering, tender or exchange offer, leveraged buyout, the formation of a joint venture or partnership, recapitalization, restructuring, business combination or investment by another entity involving Corcom, Corcom agrees to pay Chicago Dearborn a Financial Advisory Fee equal to:

(i) $150,000 on the first $10.0 million of the Transaction Value, as defined in paragraph 4 below, and

(ii) 1.50% of the Transaction Value, as defined in paragraph 4 below, in excess of $10.0 million.

c)	If so requested by the Board of Directors of Corcom, Chicago Dearborn
shall render one or more opinions ("Opinions"), verbal or written, regarding the terms of any proposed Transaction, from a financial point of view. In such an event, Corcom will pay Chicago Dearborn a one time opinion fee (the "Opinion Fee") of $100,000 in cash upon delivery of the first of such Opinions. Corcom agrees that (a) the Opinions shall be used solely by the Board of Directors of Corcom, including any Committee thereof, in considering the terms of the proposed Transaction and (b) Corcom shall not furnish the Opinions or any summaries or excerpts thereof to any other person or persons or use the Opinions for any other purpose without the prior written approval of Chicago Dearborn; provided, however, that in any event, Corcom is hereby authorized to use or introduce into evidence or otherwise refer to the Opinions in connection with any litigation relating to the proposed Transaction or as otherwise required, in the reasonable judgment of counsel for Corcom, by law. Corcom also may, in its discretion, publish or refer to the Opinions in any proxy statement or otherwise in connection with the proposed Transaction, so long as Chicago Dearborn gives its prior written consent to such publication or reference, which consent shall not be unreasonably withheld. The Opinion Fee shall be credited against the Financial Advisory Fee payable under paragraph 3b above.

Subject to the provisions set forth in paragraph 11 herein, this Financial Advisory Fee shall be payable in immediately available funds on the closing date of a Transaction regardless of whether such closing occurs during the Term or such Transaction is initiated during the Term and is closed within nine months of the Term. Corcom's obligation to pay the Financial Advisory Fee shall be contingent solely upon closing of a Transaction. The Financial Advisory Fee shall not include any fees earned by Chicago Dearborn or others for furnishing services other than as provided herein, such as fees payable in connection with the placement or arrangement of any debt or equity financing necessary to consummate a Transaction or advisory work unrelated to the Transaction including, without limitation, advisory fees associated with any divestitures of assets by Corcom following a Transaction.

4.	Definition of Transaction Value. "Transaction Value" shall be defined as the total consideration paid for the stock (including stock options or stock issuable pursuant to stock options) or assets of Corcom and will be the sum of all cash, the market value of any securities issued (if the securities are not readily marketable, the market value will be established at fair value or by mutual agreement) as consideration towards the purchase of such stock or assets, the present value of (i) any non-compete payments payable pursuant to a Transaction, (ii) any post-closing adjustments, (iii) any contingent future payments (such amounts to be determined in good faith negotiations between Corcom and Chicago Dearborn) using a discount rate of 10% per annum, and the unpaid principal amount of any funded-debt obligation
(debt for borrowed money including, without limitation, any interest-bearing debt or capitalized lease obligation) of Corcom assumed or discharged pursuant to a Transaction, or in the case of a purchase of stock of Corcom, the amount of such obligations at the time of closing of a Transaction.


5.	Expenses. In addition to the Financial Advisory Fee and Retainer described in paragraph 3 above, Corcom agrees to promptly reimburse Chicago Dearborn, upon request, for all reasonable travel and external legal fees and other out-of-pocket expenses incurred in performing the financial advisory services hereunder regardless of whether a Transaction is consummated. Corcom will not reimburse out-of-pocket expenses in excess of $20,000 without having granted its prior approval, provided such approval will not be unreasonably withheld.

6.	Indemnification. Corcom agrees to: (i) indemnify and hold harmless
Chicago Dearborn, its directors, officers, agents, employees, and any individual(s) who may be deemed to control Chicago Dearborn (collectively "Indemnified Persons") against all losses, claims, damages, penalties, judgments, liabilities and expenses of every kind whatsoever (including, without limitation, all reasonable expenses of litigation or preparation therefor, including reasonable attorney's fees, whether or not an Indemnified Person is a party thereto) (collectively, "Liabilities"), which any of the Indemnified Persons may pay or incur arising out of or relating to this Agreement or the Transaction; and (ii) expressly and irrevocably waive any and all rights and objections which it may have against any Indemnified Persons in respect of any Liabilities arising out of or relating to this Agreement or the Transaction, except, in each case, to the extent that such Liabilities arise primarily from an Indemnified Person's gross negligence or willful misconduct.

Corcom further agrees not to settle any claim, litigation or proceeding (whether or not any Indemnified Person is a party thereto) relating to this Agreement or Transaction without Chicago Dearborn's prior written consent unless: (i) such settlement releases all the Indemnified Persons from any and all Liabilities related to this Agreement or the Transaction; and (ii) the entire settlement amount and all costs of settlement are borne by Corcom.

An Indemnified Person shall have the right to employ his own counsel in any suit, action or proceeding arising from the Agreement or the Transaction if the Indemnified Person reasonably concludes, based on advice of counsel, that a conflict of interest exists between Corcom and the Indemnified Person which would materially impact the effective representation of the Indemnified Person. In the event that the Indemnified Person concludes that such a conflict of interest exists, the Indemnified Person shall have the right to:
(i) assume and direct the defense of such suit, action, or proceeding on his own behalf; and (ii) to select counsel which will represent him in any such action, suit or proceeding, and Corcom shall indemnify the Indemnified Person for the reasonable legal fees and expenses of such counsel and other out-of-pocket expenses reasonably incurred by the Indemnified Person.

7.	Referral. Corcom acknowledges that, although The First National Bank of Chicago (the "Bank") has referred Corcom to Chicago Dearborn, neither the Bank nor any of its affiliates, officers, directors or employees shall have any responsibility or liability of any kind whatsoever in connection with the services rendered pursuant to this Agreement. Furthermore, Corcom acknowledges that Chicago Dearborn is not an affiliate of the Bank.

8.	Persons Entitled to Reliance. Corcom recognizes that Chicago Dearborn has been retained only by the undersigned, and that its engagement of Chicago Dearborn is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, owner or partner of Corcom or any other person not a party hereto as against Chicago Dearborn or any of Chicago Dearborn's affiliates, the respective directors, officers, agents and employees of Chicago Dearborn's affiliates or each other person, if any, controlling Chicago Dearborn or any of Chicago Dearborn's affiliates. Unless otherwise expressly stated in an opinion letter issued by Chicago Dearborn or otherwise expressly agreed to by Chicago Dearborn, no one other than Corcom is authorized to rely upon this engagement of Chicago Dearborn or any statements or conduct by Chicago Dearborn.

9.	Cooperation. In connection with Chicago Dearborn's activities pursuant to this Agreement, Corcom will cooperate with Chicago Dearborn and will, to the extent possible, furnish Chicago Dearborn with all information and data concerning the Transaction and Corcom which Chicago Dearborn deems appropriate and will, to the extent possible, provide Chicago Dearborn with access to Corcom's respective officers, directors, employees, financial advisors, independent accountants and legal counsel. Corcom represents and warrants that all information made available to Chicago Dearborn by Corcom or contained in any filing by Corcom with any court or governmental regulatory agency, commission or instrumentality with respect to any Transaction will, at all times during the period of the engagement of Chicago Dearborn hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. Corcom further represents and warrants that any projections provided by it to Chicago Dearborn will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. Corcom acknowledges and agrees that, in rendering its services hereunder, Chicago Dearborn will be using and relying on information provided by Corcom or information available from public sources and other sources deemed reliable by Chicago Dearborn without independent verification thereof by Chicago Dearborn or independent appraisal by Chicago Dearborn. Chicago Dearborn does not assume responsibility for the accuracy or completeness of any of this information regarding Corcom.

10.  Confidentiality

a)	Chicago Dearborn agrees to keep confidential non-public information which it receives from Corcom concerning Corcom and the Transaction and to disclose that information only with the consent of Corcom or as required by law or legal process.

b)	Corcom agrees to keep confidential non-public information which it receives from Chicago Dearborn (including, without limitation, opinions and advice) and to disclose that information only with the consent of Chicago Dearborn; provided that Corcom may disclose the fact that it has retained Chicago Dearborn as an advisor, and as required by regulation, law or legal process.


11. Termination

This Agreement shall become effective upon Corcom's acceptance of this letter. This Agreement may be terminated during the Term by either Chicago Dearborn or Corcom giving thirty days prior written notice of termination to the other. Neither termination of this Agreement nor consummation of the Transaction contemplated herein shall affect i) any compensation earned by Chicago Dearborn up to and including the date of termination or consummation; ii) the reimbursement of expenses incurred by Chicago Dearborn up to the date of termination or consummation; and iii) paragraphs 3-12, inclusive, of this Agreement. If this Agreement is terminated by Corcom or this Agreement is terminated by Chicago Dearborn after a breach of the Agreement by Corcom or the Agreement's Term expires without renewal, and if a Transaction is consummated during the period of nine months following a termination for any of the three foregoing reasons, then the Financial Advisory Fee in respect of such Transaction shall become due and payable. Notwithstanding anything to the contrary contained herein, Chicago Dearborn shall not be entitled to any Financial Advisory Fee pursuant to this Agreement if Chicago Dearborn terminates this Agreement, other than termination due to Corcom's breach of terms of this Agreement.

12.  Miscellaneous.

a)	Corcom may not assign this Agreement. Chicago Dearborn may not assign this Agreement to any party other than a related affiliate.

b)	Corcom agrees that, upon consummation of a Transaction, Chicago
Dearborn has the right to publish a tombstone advertisement in financial publications at its own expense describing its services hereunder.

c)	The Agreement represented by this letter shall be governed by the laws of the State of Illinois.

Please confirm that the foregoing is in accordance with your understanding of this Agreement by signing and returning to us a copy of this letter.



Very truly yours,

THE CHICAGO DEARBORN COMPANY


s/s  William C. Steinmetz
William C. Steinmetz
Senior Managing Director

ACCEPTED AND AGREED:

CORCOM, INC.

s/s Werner E. Neuman
President
Dated: March 7, 1996
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ABN AMRO Chicago Corporation
208 S. LaSalle St.
Chicago, IL 60604

January 16, 1998

Mr. Werner E. Neuman
President
Corcom, Inc.
844 E. Rockland Rd.
Libertyville, IL  60048

Dear Mr. Neuman;

ABN AMRO Chicago Corporation ("AACC") is pleased to set forth terms of this amendment agreement (the "Amendment") relating to the engagement letter (the "Agreement") dated March 7, 1996 between The Chicago Dearborn Company (the predecessor firm to AACC) and Corcom, Inc. ("Corcom").

All capitalized terms not otherwise defined in this Amendment have the meanings provided in the Agreement.

Corcom and AACC agree to amend the Agreement as follows:

1. The Agreement will be assigned by The Chicago Dearborn Company to AACC;

2. The Financial Advisory Fee will be $150,000 plus 1.75% of the Transaction Value in excess of $10 million; and

3. Corcom and AACC acknowledge that the Term of the Agreement expired without renewal. Corcom and AACC agree to renew the Agreement and be bound by its terms and conditions effective as of the date of Corcom's execution of this Amendment (the "Renewed Agreement"). The Term of the Renewed Agreement shall extend until June 15, 1998. AACC acknowledges that no quarterly Retainers will be owed following the effectiveness of the Renewed Agreement. Finally, AACC acknowledges that the quarterly Retainers paid by Corcom in the past pursuant to the Agreement will be credited against any Financial Advisory Fee paid to AACC pursuant to the Renewed Agreement.

All terms and conditions in the Agreement not amended herein remain in effect. Please confirm that the foregoing is in accordance with your understanding of this Amendment by signing and returning to us a copy of this letter

Very truly yours,

ABN AMRO Chicago Corporation
By: s/s Christopher C. McMahon
Christopher C. McMahon
Managing Director

Accepted and agreed:
CORCOM, INC.
By: s/s Werner E. Neuman
Werner E. Neuman
Its: President
Dated: 1-16-98
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